CPI AEROSTRUCTURES, INC. FORM 10-Q

Exhibit 10.1

Waiver letter dated August 14, 2025 to Amended and Restated Credit Agreement
dated as of March 24, 2016, as amended, by and among
CPI Aerostructures, Inc., Bank United, N.A., and Dime Community Bank

Reference is made to the Amended and Restated Credit Agreement, dated as of March 24, 2016 (as amended, the “Credit Agreement”), among CPI Aerostructures, Inc., as borrower (the “Borrower” or “you”), Dime Community Bank (“Dime Bank”), and BankUnited, N.A., as a lender (“BankUnited,” and together with Dime Bank, the “Lenders”), and as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings given thereto or incorporated by reference in the Credit Agreement.

Payment Obligations

Under Section 2.3 of the Credit Agreement, the Borrower must repay the Revolving Credit Loans on each of April 1, 2024, July 1, 2024, October 1, 2024, January 1, 2025, April 1, 2025, July 1, 2025, October 1, 2025, January 1, 2026, April 1, 2026 and July 1, 2026 in an amount equal to the difference, if greater than zero, of the aggregate principal amount of all outstanding Revolving Credit Loans at such time minus the amount of the Aggregate Revolving Credit Maximum Amount at such time.

Financial Covenants

Under Section 7.1(a) of the Credit Agreement, the Borrower may not permit the Debt Service Coverage Ratio of the Borrower at the end of each fiscal quarter ending after September 30, 2022, determined for the trailing four-quarter period then ended, to be less than 1.5 to 1.0 (the “Minimum DSCR Covenant”).

Under Section 7.1(b) of the Credit Agreement, the Borrower may not permit the Leverage Ratio of the Borrower at the end of each fiscal quarter ending after December 31, 2022, determined for the trailing four-quarter period then ended, to be greater than 4.00 to 1.0 (the “Maximum Leverage Ratio Covenant”).

CPI Aerostructures, Inc.
August 14, 2025

Under Section 7.1(c) of the Credit Agreement, the Borrower may not permit, as of the end of each fiscal quarter ending after June 30, 2022, the amount of the Borrower’s net income after taxes to be less than $1 (“Minimum Net Income Covenant”).

Under Section 7.1(d) of the Credit Agreement, the Borrower may not permit the sum of Borrower’s EBITDA minus any A10 2015 REA Payment received at the end of each fiscal quarter ending after June 30, 2022, determined for the fiscal quarter then-ended, to be less than

$1,000,000 (together with the Minimum DSCR Covenant, the Maximum Leverage Ratio Covenant and the Minimum Net Income Covenant, the “Financial Covenants”).

Failure to Comply and Waiver

The Borrower has (i) failed to comply with the Financial Covenants for the fiscal quarter ended June 30, 2025, which failures each constitutes an Event of Default under Section 8.1(c) of the Credit Agreement (the “Financial Covenant Defaults”) and (ii) failed to repay the required amount of the outstanding Revolving Credit Loans on July 1, 2025 (the “July 2025 Payment Obligation”), which failure constitutes an Event of Default under Section 8.1(a) of the Credit Agreement (the “Payment Default,” and together with the Financial Covenant Defaults, the “Specified Defaults”).

The Borrower has requested that the Required Lenders (a) waive the Borrower’s failure to comply with the Financial Covenants for the fiscal quarter ended June 30, 2025 and (b) temporarily waive the Payment Default and non-compliance with the July 2025 Payment Obligation until September 30, 2025. By its signature below, each Required Lender agrees as follows:

(i)	to waive the Financial Covenant Defaults; and

(ii)	to temporarily waive the Payment Default and non-compliance with the July 2025 Payment Obligation until September 30, 2025.

Each waiver granted pursuant to the terms of this letter agreement (this “Letter Agreement”) is limited strictly to its terms, shall not be deemed to be a waiver or modification of any provision of the Credit Agreement, the Notes, Guaranty or any other Loan Document except as expressly provided above, shall not extend to or affect any of the other obligations of the Borrower or the Guarantors under the Credit Agreement, the Notes, the Guaranty or any other Loan Document and shall not impair any rights of the Agent or either Lender thereunder including, without limitation, the right to demand strict performance of the Financial Covenants as to all other dates. Neither the Agent nor either Lender shall have any obligation to issue any other or further waiver or any amendments or acknowledgements with respect to the matters addressed herein or any other matter. The Borrower (a) affirms and ratifies all of the Borrower’s obligations under the Credit Agreement, (b) agrees that each waiver granted hereunder does not constitute a waiver, forbearance or other indulgence with respect to any Default or Event of Default existing or hereafter arising (other than the Specified Defaults), and (c) agrees that nothing contained in this Letter Agreement shall be deemed to constitute a waiver of any rights or remedies that the Agent or either Lender may have under the Credit Agreement or any other Loan Document or under applicable law.

This Letter Agreement is governed by Section 10.3 of the Credit Agreement and shall be deemed to be a Loan Document. Except as expressly waived by the Agent hereunder, the provisions of the Credit Agreement, the Notes, Guaranty and each of the other Loan Documents shall continue to be, and shall remain, in full force and effect.

This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. This Letter Agreement may be executed and delivered by e-mail in .pdf format or by other electronic means with the same force and effect as if it were a fully executed and delivered original manual counterpart. This Letter Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

[Signature pages follow.]

CPI Aerostructures, Inc.
August 14, 2025

Very truly yours,

BANKUNITED, N.A.,
as Administrative Agent and a Lender

By:	/s/ Brian McGahee
Brian McGahee
Senior Vice President

DIME COMMUNITY BANK,
as a Lender

By:	/s/ JoAnn Bello
Name: JoAnn Bello
Title: SVP

CPI Aerostructures, Inc.
August 14, 2025

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

CPI AEROSTRUCTURES INC.

By:	/s/ Pamela Levesque
Name: Pamela Levesque
Title: CFO CPI Aerostructures